UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – December 19, 2008

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On December 19, 2008 (the “Effective Date”), Energy Future Holdings Corp. (“EFH”) and its subsidiary, Texas Competitive Electric Holdings Company LLC (“TCEH”), executed a Separation Agreement (the “TCEH Agreement”) with Capgemini Energy LP (“CgE”), Capgemini America, Inc. and Capgemini North America, Inc. (collectively, “Capgemini”). Simultaneously with the execution of the TCEH Agreement, EFH’s subsidiary, Oncor Electric Delivery Company LLC (“Oncor”), entered into a substantially similar Separation Agreement with Capgemini (the “Oncor Agreement” and, together with the TCEH Agreement, the “Agreements”). The Agreements principally provide for (i) notice of termination of each of the Master Framework Agreements, dated as of May 17, 2004 (as each has been amended, an “MFA,” and together, the “MFAs”), between CgE and each of TCEH and Oncor and the related service agreements under each of the MFAs and (ii) termination of the joint venture arrangements between EFH (and its applicable subsidiaries) and Capgemini.

The initial MFAs were filed as exhibits 10(l) and 10(m) to EFH’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Under the MFAs and related services agreements, CgE provides to EFH and its subsidiaries outsourced support services, including information technology (IT), customer care and billing, human resources (HR), procurement and certain finance and accounting activities.

Notice of Termination of MFAs

Each Agreement acts as a notice of termination under the applicable MFA and the related services agreements. As a result of the “change of control” of EFH that occurred as a result of the merger transaction that closed on October 10, 2007, each of TCEH and Oncor had the right to terminate, without penalty, its MFA. Each of TCEH and Oncor have elected to exercise such right. Consistent with the MFAs, to provide for an orderly transition of the services, the Agreements require that CgE provide termination assistance services until the services are transitioned back to EFH and/or to another service provider. The Agreements provide that the services be transitioned by December 31, 2010 (June 30, 2011, in the case of the IT services). Each MFA will actually terminate when these termination assistance services are completed. EFH (or its applicable subsidiary) previously provided a termination notice to CgE in respect of HR services and customer care and revenue management services for TXU Energy.

Termination of Joint Venture Arrangements

The Agreements provide for the termination of the joint venture arrangement between EFH (and its applicable subsidiaries) and Capgemini. As a result, on the Effective Date:

•

the 2.9% limited partnership interest in CgE owned by a subsidiary of EFH (the “EFH Equity Interest”) was redeemed in exchange for the termination of the license that was granted by a subsidiary of EFH to CgE at the time the MFAs were executed in order for CgE to use certain IT assets, primarily consisting of capitalized software (the “Licensed Assets”) to provide services to EFH and third parties;

•

EFH received approximately $70 million in exchange for the termination of a purchase option agreement pursuant to which subsidiaries of EFH had the right to “put” to CgE (and CgE had the right to “call” from a subsidiary of EFH) the EFH Equity Interest and the Licensed Assets upon the expiration of the MFAs in 2014 or, in some circumstances, earlier; and

•	CgE repaid $25 million (plus accrued interest) representing all amounts owed by CgE under the working capital loan provided by EFH in July 2004.

Mutual Release

Under the Agreements, the parties also entered into a mutual release of all claims under the MFAs and related services agreements and the joint venture agreements, subject to certain defined exceptions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: December 19, 2008

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